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                                                                    EXHIBIT 14.1

                       ANCHOR GLASS CONTAINER CORPORATION
                            CODE OF BUSINESS CONDUCT(1)
                                  JANUARY 2003

                                  INTRODUCTION

PURPOSE OF CODE

         This Code of Business Conduct ("Code") describes standards of conduct for employees of Anchor Glass Container Corporation ("Anchor" or the "Company") and has been approved by Anchor's Board of Directors. Many of the policies in this Code are based on various laws and regulations. Others are based on business and ethical principles that enhance our ability to conduct our business effectively.

         The purpose of the Code is to provide guidance and set common ethical standards that you, as an employee of Anchor, must adhere to on a consistent basis. It governs the actions and working relationships of Anchor employees, officers and directors with current and potential customers, fellow employees, competitors, vendors, suppliers and government agencies, the media and anyone else with whom Anchor has contact. These relationships are essential to the success of Anchor.

         This Code:

               o Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

               o Addresses potential or apparent conflicts of interest and provides guidance for our employees to communicate those conflicts to Anchor.

               o Requires full, fair, accurate, timely and understandable disclosure in reports and documents that Anchor files with, or submits to, governmental and regulatory agencies and in other public communications made by Anchor.

               o Requires compliance with applicable governmental laws, rules and regulations.

               o Requires the prompt internal reporting of any illegal behavior or violations of the Code.

               o    Establishes accountability for adherence to the Code.

LEADERSHIP RESPONSIBILITIES

         As an employee of Anchor, you are responsible for complying with both the letter and spirit of applicable laws and regulations. You are expected to act fairly and honestly when conducting business on behalf of Anchor and to maintain Anchor's high ethical standards. You should avoid any actions that might reflect unfavorably on either your own integrity or that of Anchor.

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(1)   To be reconciled, to the extent necessary, with any existing policies currently in effect and applicable to executive officers and/or other employees generally of Ancho


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         Additionally, you are responsible for adhering strictly to the Code and to all additional policies of Anchor. You are responsible for knowing all Company policies applicable to you and for complying with them. The Code and any additional policy statements may be modified periodically to reflect Anchor's changing needs and the changing environment in which it operates.

         Supervisors are responsible for ensuring that employees who are in their department are aware that Anchor's basic operating principle is to conduct business in accordance with the highest level of integrity and ethical standards.

         This Code will not provide an answer to all questions that may arise. If you have a question that the Code does not address directly, you should use your own common sense of what is right, based on the standards set forth in the Code, and seek appropriate guidance from others, including an Anchor Senior Compliance Officer (as defined below).

         You also have a duty to report apparent misconduct by others using appropriate channels, as addressed below, and to assist Anchor in the prevention and correction of these problems.

                                 ADMINISTRATION

         Periodically, Anchor may require you to acknowledge in writing that you have received and reviewed the Code. Anchor also requires every new employee to acknowledge in writing that he or she has received and reviewed the Code. In addition, you should disclose any previously unreported transactions, relationships or activities known to you that appear to be in violation of the Code and that the Code requires to be disclosed. If you have a question about whether an event occurring prior to receipt of the Code is reportable, contact an Anchor Senior Compliance Officer.

         You should contact an Anchor Senior Compliance Officer with any questions about the Code. Information on who to contact to ask questions about or report violations of the Code or other Anchor policies is set forth at the end of the Code.

REPORTING VIOLATIONS

         You should promptly report to an Anchor Senior Compliance Officer any activity that appears to be fraudulent or illegal or otherwise in violation of the Code. Anonymous reports will be investigated if sufficient information is provided. However, Anchor encourages you to identify yourself if you call, in case additional information is necessary during the course of the investigation.

         To the fullest extent possible, Anchor will endeavor to keep confidential the identity of any employee who identifies himself and reports a violation. It is Anchor's policy to strictly prohibit retaliation against employees or officers who in good faith report possible Code violations by others. However, if you knowingly or recklessly provide false information to Anchor, it may result in disciplinary action, including immediate dismissal.

         To the extent that normal reporting channels are inappropriate or unavailable for any reason or in instances where anonymity is deemed by an employee to be essential, Anchor


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provides a completely anonymous and confidential complaint hotline, which is administered by an independent third party not affiliated with Anchor or Anchor management. The hotline phone number is available at every Anchor facility.

PENALTY FOR VIOLATIONS

         Violations of the Code, violations of applicable laws or failure to cooperate with an internal investigation may all constitute grounds for disciplinary action, including immediate dismissal.

SUPPLEMENTAL POLICIES

         The provisions of the Code cannot include all situations or events likely to occur in the conduct of Anchor's business. Therefore, Anchor may issue additional policy statements from time to time, either to address topics not covered in the Code or to provide greater detail on topics already covered in the Code. All supplemental policies will be reviewed by a Senior Compliance Officer and circulated to all employees.

NATIONWIDE APPLICABILITY OF CODE

         The Code applies to all employees, officers and directors nationwide. However, if any provisions conflict with local law of any jurisdiction in which Anchor operates, Anchor may issue supplemental policies in those jurisdictions. You should consult a Senior Compliance Officer with any questions regarding conflicts with local law. The Senior Compliance Officers will review all such amendments or supplements.

DEFINITIONS

         Certain terms are defined as follows in the Code:

         ANCHOR OR COMPANY means Anchor Glass Container Corporation, a Delaware corporation.

         CODE means this Code.

         IMMEDIATE FAMILY means your spouse, minor children and dependents, including natural, adoptive and step-children, any other individual residing in the same household as you, and any individual or organization which represents or acts as agent or fiduciary for such individuals.

         SECURITIES means any stocks, bonds, notes, debentures, or other interests, instruments or documents commonly known as securities, and any rights thereto.

         SENIOR COMPLIANCE OFFICER means either the Vice President, General Counsel and Secretary or the Associate General Counsel of Anchor.


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                   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

COMPLIANCE WITH LAWS

         Anchor conducts business nationwide. All employees are expected to comply with all applicable laws and regulations in every jurisdiction where Anchor conducts business. You should consult with a Senior Compliance Officer when a question arises regarding any law or regulation. While the law prescribes a minimum standard of conduct, this Code may require conduct that exceeds the legal standard.

Antitrust and Trade Regulation

         Laws against unfair competition, also known as antitrust, monopoly or fair trade laws, are designed to protect the competitive marketplace. Typically, it is illegal to agree with competitors to do any of the following:

               o fix prices, terms or conditions relating to the sale of glass containers;

               o    divide or allocate customers, markets or territories;

               o    refuse to do business with particular sources; or

               o exchange or discuss nonpublic, proprietary or confidential information.

         Improper agreements include not only specific commitments, whether oral or written, but also informal understandings. Consequently, you should never discuss with competitors, even casually, any of the prohibited activities described above or other matters that might be interpreted as an effort to improperly restrict or limit competition.

         Trade regulation laws also prohibit engaging in false or deceptive advertising or other unlawful or unethical trade practices. You should consult a Senior Compliance Officer regarding questions about any specific activities or circumstances.

Improper Payments

         U.S. federal law prohibits giving or offering bribes, kickbacks, or similar payment or consideration of any kind to any government official, political party or candidate for political office outside of the U.S. (or to any intermediaries, such as agents, attorneys or consultants) in order to obtain or retain business for, or direct business to, Anchor. All arrangements with agents or representatives of Anchor should be documented in accordance with legal and accounting requirements, and the compensation must be clearly commensurate with the services rendered. Offering or making any such payments to a non-U.S. government official, political party or candidate for political office may subject violators to severe civil and criminal penalties.

         Federal law does permit certain de minimis "facilitating" or "expediting" payments or "tips" to non-U.S. officials to ensure they perform routine, nondiscretionary governmental duties that they might otherwise delay or fail to undertake. It is also permissible to pay or reimburse bona fide expenses of a non-U.S. official relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a non-U.S. government official. These payments should be consistent with local law, regulation and


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practice and should not be intended for improper purposes. You should consult a
Senior Compliance Officer before making any such payments.

         No such illegal or improper payments should be made to employees of Anchor's suppliers or customers. Payments to consultants, distributors, agents or other intermediaries must be at prevailing, customary rates and for actual legitimate services performed.

WORK ENVIRONMENT AND CONDUCT

         Anchor requires that all employees treat one another with respect, fairness and dignity, and in a manner that complies with this Code and all applicable laws and regulations. Decisions regarding the selection for, terms of, advancement and retention in and termination from employment will be made without regard to race, religion, color, national origin, age, sex, marital status, or physical or mental handicap (unless the handicap impairs the individual's ability to perform the job). Employees are expected to fully comply with the policies against discrimination and harassment as set forth in Anchor's Employee Handbook.

                              CONFLICTS OF INTEREST

         A "conflict of interest" occurs when your private interest interferes in any way - or appears to interfere - with the interests of Anchor as a whole. A conflict situation can arise when an officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively or effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Anchor. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee of Anchor. You should direct questions to a Senior Compliance Officer.

TRANSACTIONS IN WHICH AN EMPLOYEE HAS A PERSONAL INTEREST

         You should not grant or recommend credit accommodations or engage in other business transactions on behalf of Anchor with any client or customer, supplier or consultant if doing so may be a conflict of interest. A conflict of interest may exist where the client, customer, supplier or consultant is an organization in which you or, to the best of your knowledge, any person related by blood or marriage to you is a principal officer or holds a material financial interest.

         You should not act on behalf of Anchor in any transaction involving persons or organizations with which you or your immediate family has any significant connection or financial interest. This restriction applies both to commercial and to nonprofit organizations. You should direct questions to a Senior Compliance Officer.

Personal Loans

         Section 402 of the Sarbanes-Oxley Act of 2002 prohibits Anchor from lending money, directly or indirectly, in the form of a personal loan, to any director or executive officer. The prohibition contains certain limited exceptions and, for example, does not preclude existing extensions of credit to directors or executive officers (but does prohibit material modifications, extensions or renewals). Practices with respect to directors and executive officers that may be


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violative of Section 402 include some forms of cashless exercise of stock options, employee credit cards, split-dollar life insurance plans, advances of relocation expenses and advances of litigation expenses. Accordingly, although these extensions of credit may appear to be business, rather than personal, in nature, the existence of a potential loan or of arranging for a potential loan to an executive officer or director should be addressed with a Senior Compliance Officer.

Personal Finances

         You should manage your personal finances in a manner that avoids situations that might influence your judgments or advice related to Anchor's business, including avoiding conflicts of interest.

         You may not borrow money from, or act as a guarantor or a co-signor for, customers or suppliers. Borrowing is permissible from any financial institution on market terms.

         You may buy or sell securities and make other investments at your own discretion in compliance with law and with Anchor's policies and procedures. You should not recommend investments to others or make changes to your own portfolio while in possession of material, non-public information about the issuer of the securities. Generally, information is considered material if there is a substantial likelihood that a reasonable investor would deem it important in making an investment decision. See "Insider Trading" below.

         Your personal investments should never involve a conflict, or the appearance of a conflict, with the interests of Anchor. Neither you nor your immediate family should invest in the securities of a client, customer or supplier of Anchor for whom you currently have, or recently had, direct or indirect responsibility. Investments in the securities of a company does not involve a conflict of interest if (i) the securities are traded on a national securities exchange or are otherwise widely traded and (ii) the investment is not of a magnitude relative to your net worth that will interfere or conflict with your obligations and responsibilities to Anchor.

                                 CONFIDENTIALITY

SAFEGUARDING CONFIDENTIAL INFORMATION

         Nonpublic information regarding Anchor or its businesses, employees, customers and suppliers is confidential. As an employee, you may be entrusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of Anchor, including family and friends, or with other employees who do not need the information to carry out their duties. You may be required to sign a specific confidentiality agreement in the course of your employment at Anchor. You remain under an obligation to keep all information confidential even if your employment with Anchor ends.


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         Confidential information is information that is not generally available to the public, and includes, but is not limited to:

               o Trade secrets, which include any business or technical information, such as formulas, programs, business and marketing plans, financial data, research and development information, computer data and software, manufacturing methods and techniques, compilations, or other information that is valuable because it is not generally known.

               o All rights to any invention or process developed by an employee using Anchor facilities or trade secret information, resulting from any work for Anchor or relating to Anchor's business, which is considered to be "work-for-hire" under the United States copyright laws, and which is consequently deemed to belong to Anchor.

               o Proprietary information such as customer lists and customers' confidential information.

               o Packaging designs for glass containers, sales and marketing plans and information on advertising campaigns.

               o The terms of any contract between Anchor and any third party, which are not publicly disclosed.

         In addition, no employee of Anchor shall agree to enter into any confidentiality, non-disclosure or similar agreement with any third party on behalf of Anchor unless such agreement shall have been approved by Anchor's Board of Directors or an authorized officer of Anchor. See "Limits on Authority" below.

         No unlawful or improper means may be used to acquire confidential or proprietary information from any competitors, suppliers or customers of Anchor.

COMMUNICATIONS WITH MEDIA AND PUBLIC

         Anchor has publicly traded securities and, as such, subscribes to best practices relative to public disclosure and external communications. Anchor's policy requires approval of the Chief Executive Officer, the Chief Financial Officer or a Senior Compliance Officer prior to the distribution of press releases, public statements and marketing materials (both on-line and off-line) produced by Anchor.

                             CORPORATE OPPORTUNITIES

OVERVIEW

         Employees and officers are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of Company property, information or position; (ii) using Company property, information or position for personal gain; and (iii) competing with


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Anchor. Employees owe a duty to Anchor to advance Anchor's legitimate interests when the opportunity to do so arises.

GIFTS, MEALS AND ENTERTAINMENT

General

         Neither you nor your Immediate Family should solicit, accept or retain any personal benefit from any client, customer, vendor or any other firm or individual doing or seeking to do business with Anchor. A personal benefit includes any type of gift, gratuity, favor, service, loan, legacy (except from a relative), fee or compensation or anything of monetary value, except as otherwise permitted by this Code.

         This policy is generally not intended to include gifts based on obvious family or close non-business personal relationships where the circumstances make it clear that the personal relationships, rather than the business of Anchor, are the motivating factors.

Gifts, Meals and Entertainment

         Regardless of value, you should not accept gifts of (i) cash or cash equivalents (such as securities or gift certificates) or (ii) discounts and rebates on goods or services, unless they are available on the same terms to the general public or to all Anchor employees.

         However, you may accept personal benefits that fall within one of the following categories, provided there is, and appears to be, no intent to influence or reward you in connection with any business or transaction with Anchor, and if the frequency of such personal benefits from one source is not excessive or unreasonable:

               o gifts of a reasonable value that are related to commonly recognized holidays or occasions, such as a promotion, business closing, wedding or birth of a child, or religious holiday or ceremony;

               o normal business courtesies, such as a golf game, attendance at an athletic event or the theater, etc., involving no more than ordinary amenities, provided there is a demonstrable business purpose;

               o paid trips or guest accommodations that involve formal representation of Anchor (provided prior written approval is obtained from your supervising officer), or which can be and are reciprocated on a personal basis;

               o    advertising or promotional material of a reasonable value;

               o civic, charitable, educational, religious or professional organization awards, having a customary and reasonable value, for recognition of service and accomplishments; and

               o meals, refreshments and/or entertainment in the presence of the party paying for such meals and entertainment, provided there is a demonstrable business purpose and a level of expense that would be reimbursable by Anchor as a reasonable business expense.


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         Whether a gift, meal or other benefit is of a reasonable value depends on the facts and circumstances. A gift, meal or other benefit would be of a reasonable value if it could have been a reimbursable business expense under Anchor's policy if it had not been paid by a third party. If you have any questions whether a particular personal benefit might be considered inappropriate or whether it falls within one of the above categories, you should consult with your supervisor or the Senior Compliance Officer. If you receive a gift, gratuity, award or advertising or promotional material that exceeds, or reasonably appears to exceed, $150 in value, or if such items exceed $25 and have been offered to you on a regular or frequent basis you should report the offering and/or receipt of that personal benefit to a Senior Compliance Officer.

                        FEDERAL AND STATE SECURITIES LAWS

         Anchor's common stock is currently publicly traded and may only be transferred, sold or otherwise disposed of pursuant to federal and state securities laws. In addition, as to Senior Officers of Anchor, who may have agreed to certain restrictions on the transferability of Anchor's securities held by them pursuant to stockholder or similar agreements and/or who may be subject to vesting requirements pursuant to option agreements, any contemplated transfer of Anchor securities by such officers must be made in strict compliance with federal and state law and pursuant to the terms of any contractual agreement they have entered into. Any questions concerning any contemplated transfer, sale or other disposition of Anchor's securities by a Senior Officer or other employee should be directed to a Senior Compliance Officer.

                                 INSIDER TRADING

         It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving Anchor common stock or other security (including, without limitation, any of our publicly traded debt securities) while in possession of material information concerning Anchor that has not been released to the general public, but which, when released, may have an impact on the market price of our common stock or other equity or debt security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other debt or equity security of any other company while in possession of similar non-public material information concerning such company. This prohibition applies whether such non-public information emanates from Anchor or from another company with which Anchor has a confidential relationship. Anchor's policies on trading of Company securities should be consulted before trading any such securities. Any questions concerning the propriety of participating in an Anchor or other company stock or other security transaction should be directed to a Senior Compliance Officer.

                               OUTSIDE ACTIVITIES

GENERAL

         You should not engage in outside activities, accept outside employment or perform outside services for compensation, including fees received as a consultant, if the activity may subject Anchor to criticism or reflect adversely on Anchor, constitutes a real or apparent conflict of interest, encroaches upon working time, interferes with regular duties or necessitates such long hours as to affect your physical or mental effectiveness as an employee of Anchor. You are


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encouraged to seek the guidance of a Senior Compliance Officer in determining the appropriateness of any such activity.

SPEAKING ENGAGEMENTS AND PUBLICATIONS

         A Senior Compliance Officer must approve, in advance, public testimony before any legislative body or governmental agency, or other outside speaking engagements, industry conferences or publications relating or referring to the business of Anchor.

         Subject to the general limitations on outside activities, you may engage in any outside speaking engagements, public testimony or publications that do not relate or refer to the business of Anchor, such as writing or speaking about non-business topics.

CIVIC AND CHARITABLE ACTIVITIES

         Anchor encourages all of its employees to participate in charitable activities. Because of time demands and potential conflicts of interest, you are encouraged to consult with your supervisor if you would like to serve on the board of a nonprofit organization. If service as a director or trustee will involve significant time away from Anchor, or might otherwise interfere with efficient performance of your normal duties, then you should obtain the prior approval of your supervisor. If you do business with the nonprofit sector, you should be aware of the potential for conflicts of interest from service as a director or trustee.

         Service by an employee with a local, state or federal governmental entity may also result in the potential for conflicts of interest. Therefore, if you wish to serve in appointed or elected municipal or other governmental positions, including as a member, director, officer or employee of a municipal corporation, governmental agency, authority or advisory board, or public school or library board, you should first consult with a Senior Compliance Officer.

OUTSIDE EMPLOYMENT AND CONSULTING

         You may not become a director, officer, owner or partner of any business without the prior approval of the Senior Compliance Officer. If you already hold any such position, that relationship should be promptly disclosed to, and discussed with, a Senior Compliance Officer.

         Subject to the preceding paragraph and the terms of any employment agreement between you and Anchor, you may not obtain other secondary employment while serving in your capacity as an employee of Anchor.

POLITICAL ACTIVITIES

         You may not use any Anchor property, equipment, funds or other assets to make a contribution to a political candidate or a political party, including direct contributions to a campaign or non-financial support to a political candidate, such as use of corporate facilities, equipment, or resources, except that contributions to political or lobbying activities sponsored by trade organizations may be made, with the prior approval of a Senior Compliance Officer. You should direct questions regarding political contributions to a Senior Compliance Officer.


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         Anchor encourages its employees, to participate in political activities on their own time outside of normal business hours, including making personal contributions to political candidates or activities, as long as they do not imply that they are acting on behalf of Anchor. Individual participation must be completely voluntary, and may not involve the use of Anchor funds, personnel time, equipment, supplies or facilities.

                                  FAIR DEALING

         Each employee should undertake to deal fairly with Anchor's customers, suppliers, competitors and other employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practices.

         Each employee must disclose prior to or at his or her time of hire, or to the extent applicable, promptly after receipt of this Code, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of his or her position with Anchor. Copies of such agreements should be provided to a Senior Compliance Officer to permit evaluation of the agreement in light of such employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of Anchor.

                  PROTECTION AND PROPER USE OF ANCHOR PROPERTY

OVERVIEW

         All employees should protect Anchor's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Anchor's profitability. All assets of Anchor should be used for legitimate business purposes.

PROTECTION OF ASSETS

         The assets of Anchor should be used to meet the needs and achieve the business goals of Anchor. You are responsible for protecting the assets of Anchor and ensuring their efficient use, and for ensuring the safe and careful operation and maintenance of all of Anchor's equipment. The assets of Anchor include its physical assets, such as fixtures, equipment, supplies, facilities and systems hardware, and its intangible assets, such as intellectual property.

USE OF COMPUTER SYSTEMS, E-MAIL AND THE INTERNET

         All software, hardware and network systems of Anchor and all e-mail and other messaging systems of Anchor, whether used for internal or external communications, are the property of Anchor and are intended for business purposes. Similarly, Internet access using Anchor's resources and Internet connections are intended for business purposes.

         E-mail and other electronic data created, sent or stored on Anchor's property (including data accessed, copied or printed from the Internet) is Anchor property. Although e-mail looks


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different than traditional paper communications, e-mail is treated in most jurisdictions as a legal document to the same extent as a memorandum, letter or handwritten notes. E-mail and any other electronic transmission of information should be created, drafted and sent with the same level of prudence and professionalism as any other communication. All transmissions of confidential, privileged or restricted material (whether by document, e-mail, fax, other electronic transmission, or via the Internet) should be plainly marked as such, and, where possible, encrypted before sending.

         You should be aware that Anchor monitors, and from time to time accesses, all electronic messaging systems belonging to Anchor and all use of information viewed or downloaded from the Internet through Anchor's Internet connection. You should have no expectation of privacy when using the Anchor electronic mail or other messaging systems or the Anchor Internet connection.

USE OF ANCHOR STATIONERY

         Employees may not use corporate or other official stationery for personal purposes.

SUPPLIERS

         You should award orders, contracts and commitments to suppliers of goods or services without real or apparent favoritism of any kind and strictly on the basis of merit and on an arms-length, negotiated third party basis.

                               LIMITS ON AUTHORITY

         You should be aware of the limitations on your authority to act on behalf of Anchor and should not take any action that exceeds those limits. You should not sign any document on behalf of Anchor, nor in any other way represent or exercise authority on behalf of Anchor, unless specifically authorized to do so.

                          BOOKS, RECORDS AND ACCOUNTING

         The integrity of Anchor's accounting books and records is essential. Anchor must make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect Anchor's transactions and the acquisitions and dispositions of its assets and liabilities. Anchor has established internal accounting controls and recordkeeping policies in order to meet both its legal requirements and its business needs. All employees are required to maintain and adhere to these controls and policies.

         All transactions must be properly authorized and approved in accordance with established policies and procedures. All receipts and expenditures incurred on behalf of Anchor, including personal expense statements, must be supported by documents that accurately and properly describe such entries. If you are responsible for approving expenditures or for keeping any books, records and accounts for Anchor, you should not approve or record any expenditures or entries without proper supporting documents.


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         All transactions should be recorded, in accordance with standard procedures, into accounts that fairly reflect the true nature of the transaction. Transactions should be recorded on a timely basis in order to permit preparation of financial statements in accordance with generally accepted accounting principles. You are responsible for accurately and timely reporting any business expenses that you may incur.

         No false or misleading entries shall be made in any of Anchor's books, records or accounts for any reason, including but not limited to submitting any false personal expense statement or any claim for reimbursement of a non-business personal expense, or falsifying any employee benefit information or claim. No undisclosed or unrecorded funds or assets shall be established or maintained for any purpose. If any payments are made to any foreign official, political party or candidate, all financial entries should reflect the true nature, amount and purpose of all monies spent. Also, no "slush fund" or other pool of monies may be established that is not accurately reflected on Anchor's books.

         No employee, officer or director, or other person acting under their direction shall take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in performing an audit of Anchor's financial statements for the purpose of rendering such financial statements materially misleading. No employee, officer or director shall make any false or misleading statements to an accountant in connection with any audit or examination of Anchor's financial statements. Employees are charged not only with complying with the foregoing, but ensuring the compliance with the foregoing by other employees, officers and directors to the best of his or her ability.

                   REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

         You are responsible for keeping a Senior Compliance Officer fully informed of all matters relating to Anchor's affairs and business activities so that our Board of Directors and other members of senior management are fully informed of all such matters on a timely basis. As part of this obligation, you are responsible for reporting any activity by a colleague or customer that appears to violate applicable laws, rules, regulations or this Code. Moreover, complete candor and cooperation is required when dealing with an internal investigation or otherwise with Anchor's representatives, including its internal or independent auditors or attorneys and its human resources staff.

         Fraud is an element of business that can significantly affect the reputation and success of Anchor. Anchor requires its employees to report and discuss with the Senior Compliance Officer any known or suspected criminal and other fraudulent activity involving Anchor or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, you must immediately report violations of laws, rules, regulations or this Code to a Senior Compliance Officer. Reporting the activity will not subject you to discipline absent a knowingly false report.

                        ADMINISTRATION AND WAIVER OF CODE

         This Code shall be administered and monitored by Anchor's Senior Compliance Officers. Any questions and further information on this Code should be directed to a Senior Compliance


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


Officer. Employees are responsible for reviewing this Code and any modification thereto with their subordinates, to the extent they deem it appropriate, to ensure compliance with this Code.

         Employees of Anchor are expected to follow this Code at all times. Generally, there should be no waivers of compliance with this Code; however, in rare circumstances, conflicts may arise that necessitate waivers. Requests for waivers will be evaluated on a case-by-case basis by Anchor's Board of Directors. The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code. Known or suspected violations of this Code will be investigated and may result in disciplinary action up to and including immediate termination of employment.


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


IMPORTANT PHONE NUMBERS

REPORTING VIOLATIONS

Senior Compliance Officers:     Richard A. Kabaker                     (813) 882-7738
                                Vice President, Gen'l. Csl. & Sec'y.
                                Monica S. Marselli                     (813) 882-7821
                                Associate General Counsel



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